                                                                     EXHIBIT 2.2


[Certain information has been omitted from this document pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission and the omitted information has been separately submitted to the Securities and Exchange Commission.]


                             MANUFACTURING AGREEMENT

        This MANUFACTURING AGREEMENT (the "Manufacturing Agreement") is entered into as of February 18, 2002 (the "Effective Date"), by and between NeoSan Pharmaceuticals Inc. ("NEOSAN"), a corporation organized and existing under the laws of the State of Delaware, and Eli Lilly and Company ("Lilly"), a corporation organized and existing under the laws of the State of Indiana. NEOSAN and Lilly are sometimes referred to herein individually as a "Party" and collectively as "Parties".

                                    RECITALS

         WHEREAS, Lilly and NEOSAN have entered into an Assignment, Transfer and Assumption Agreement of even date herewith (the "Assignment Agreement");

         WHEREAS, subject to the terms and conditions set forth in this Manufacturing Agreement, NEOSAN wishes to have Lilly manufacture and sell certain propoxyphene pharmaceutical products; and

         WHEREAS, subject to the terms and conditions set forth in this Manufacturing Agreement, Lilly wishes to manufacture and sell such propoxyphene pharmaceutical products for and to NEOSAN.

         NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of this Manufacturing Agreement, the following terms will have the meanings set forth below:

1.1 Capitalized terms not otherwise defined herein will have the meaning given to them in the Assignment Agreement.

1.2      "ADDITIONAL QUANTITIES" will have the meaning set forth in Section 4.3.

1.3      "APPLICABLE DEA QUOTA FORECAST" will have the meaning set forth in
         Section 3.5.

1.4 "ASSIGNMENT AGREEMENT" will have the meaning set forth in the first WHEREAS clause of this Manufacturing Agreement.

1.5 "AUDIT" means a review by NEOSAN or its appointed representatives (such representatives to be reasonably acceptable to Lilly) of Lilly's processes, procedures and documents as described in Section 3.3(b) of this Manufacturing Agreement.

1.6 "CGMP" means current Good Manufacturing Practices pursuant to 21 C.F.R. ss. 211 et seq., as such may be amended from time to time.

1.7 "CONTRACT YEAR" means the twelve-month period beginning as of the Closing Date, and each twelve-month period thereafter during the term of this Agreement.

1.8 "DEA QUOTA" means a quota given by the DEA related to the manufacture and sale of propoxyphene.

1.9      "DISPUTED PRODUCT" will have the meaning set forth in Section 5.3(b).

1.10 "EFFECTIVE DATE" will have the meaning set forth in the first paragraph of this Manufacturing Agreement.

1.11 "FDCA" means the Federal Food, Drug and Cosmetic Act (21 U.S.C.ss.301 et seq.), as may be amended from time to time, together with any rules and regulations promulgated thereunder.

1.12      "FORECAST" will have the meaning set forth in Section 4.4.

1.13     "INITIAL FORECAST" will have the meaning set forth in Section 4.4.

1.14 "LATENT DEFECT" means a defect that causes the Product to fail to conform to the Specifications and that was not discoverable upon reasonable inspection and testing.

1.15 "LILLY ERROR" means the negligent performance, failure to perform or willful misconduct in the performance by Lilly or its officers, agents or employees of any obligation imposed upon or assigned to Lilly under this Manufacturing Agreement or any Applicable Laws.

1.16 "MANUFACTURING RESPONSIBILITY DOCUMENT" OR "MRD", a copy of which is attached hereto as SCHEDULE 1.16, sets forth additional written instructions regarding the manufacture and supply of Product. In the event of conflict between the terms of the MRD on the one hand, and the terms of the Assignment Agreement, this Manufacturing Agreement, or the Quality Agreement, on the other hand, the terms of the Assignment Agreement, Manufacturing Agreement or Quality Agreement, as applicable, will govern.

1.17     "MANUFACTURING SITES" will have the meaning set forth in Section 2.2.

1.18 "PARTY" or "PARTIES" will have the meaning set forth in the first paragraph of this Manufacturing Agreement.

1.19 "PRODUCT" means the presentations of finished propoxyphene pharmaceutical product set forth in SCHEDULE 1.19 attached hereto marketed under the Assigned Trademarks in the United States. Notwithstanding the foregoing, "Product" will not mean or include (i) presentations of propoxyphene pharmaceutical product that were not marketed by Lilly or its Affiliates in the United States as of the Closing Date, or (ii) any new formulations including any NEOSAN New Product.

1.20     "PURCHASE MAXIMUMS" will have the meaning set forth in Section 4.2.

1.21     "PURCHASE MINIMUM" will have the meaning set forth in Section 4.1.

1.22     "PURCHASE PRICE" will have the meaning set forth in Section 2.2.

1.23 "QUALITY AGREEMENT" means an agreement between the Parties which describes certain quality and regulatory responsibilities relating to the manufacture and release for sale of the Product by Lilly to NEOSAN. The Quality Agreement will be compiled and agreed upon by the Parties prior to the Closing Date. The Quality Agreement will be subject to and not inconsistent with the terms of this Manufacturing Agreement and the Assignment Agreement, and in the event of conflict between terms of this Manufacturing Agreement or the Assignment Agreement, as applicable, on one hand, and the Quality Agreement on the other, this Manufacturing Agreement or the Assignment Agreement, as applicable, will govern. Sections of the Quality Agreement may be modified from time to time through the issuance of a revised section signed on behalf of each of the Parties by an authorized representative incorporating the modification and stating the effective date and revision number of the modification; provided, however, that no such modification will be inconsistent with the terms of this Manufacturing Agreement and the Assignment Agreement, and in the event of conflict between such modifications, on the one hand, and this Manufacturing Agreement or the Assignment Agreement, on the other, this Manufacturing Agreement or the Assignment Agreement, as applicable, will govern. A reference to "MRD/Quality Agreement" in this Manufacturing Agreement will mean the MRD and/or Quality Agreement as the context requires.

1.24 "SPECIFICATIONS" means the specifications for manufacturing and packaging the Product as set forth in the NDA and in SCHEDULE 1.24 attached hereto.

1.25     "SUPPLY TEAM" will have the meaning set forth in Section 10.1.

1.26     "THREE-YEAR-FORECAST" will have the meaning set forth in Section
         4.4(b).


                                    ARTICLE 2

                     PAYMENTS; PURCHASE AND PRICE OF PRODUCT

2.1 PURCHASE OF INVENTORY. On the Closing Date and as partial consideration for the amounts paid by NEOSAN to Lilly pursuant to the Assignment Agreement, Lilly will convey, transfer and deliver to NEOSAN all of Lilly's United States finished goods inventory of Product (containing an expiration date of twelve (12) months or more) existing as of the Closing Date, less the quantity of Product held by Lilly's employee health services on the Closing Date. SCHEDULE 2.1 attached hereto lists the finished goods inventory of Product (less the quantity of Product held by Lilly's employee health services on the Closing Date) as of January 3, 2002. The quantity of such finished goods inventory conveyed to NEOSAN pursuant to this Section 2.1 will be applied towards NEOSAN's minimum purchase requirements as set forth in Sections 4.1 and 4.4, below, and Lilly's maximum supply obligations set forth in Sections 4.2 and 4.4, below. Lilly will have no obligation to re-label or over-label any such Product inventory. NEOSAN will not re-label or over-label any such Product inventory without the prior written consent of Lilly, which consent will not be unreasonably withheld.

2.2 PURCHASE OF FUTURE PRODUCT. As of the Closing Date and during the term of this Manufacturing Agreement, subject to Section 4.1 (to the extent the Purchase Minimum is greater than the purchase obligation described in this Section 2.2) and

         Sections 4.2 and 4.4, below), NEOSAN will purchase exclusively from Lilly sixty percent (60%) of NEOSAN's future requirements for Product for resale in the United States during the first Contract Year, fifty percent (50%) of NEOSAN's future requirements for Product for resale in the United States during the second Contract Year, and forty percent (40%) of NEOSAN's future requirements for Product for resale in the United States during the third Contract Year, and Lilly will manufacture and supply such Product for and to NEOSAN. NEOSAN may request, but will not, subject to the minimum purchase obligations set forth in Sections 4.1 and 4.4, below, be obligated to request, that Lilly manufacture and supply Product for resale in the United States in quantities in excess of NEOSAN's purchase obligations pursuant to this
         Section 2.2, and, subject to Lilly's maximum supply obligations set forth in Sections 4.2 and 4.4, below, Lilly will manufacture and supply such requested Product for and to NEOSAN. While NEOSAN is not obligated to do so, the Parties anticipate that NEOSAN will purchase from Lilly all of its requirements for resale in the United States in excess of its purchase obligations set forth in this Section 2.2, subject to Lilly's maximum supply obligations set forth in Section 4.2 and 4.4, below. NEOSAN will pay the prices set forth in SCHEDULE 2.2A for Product purchased by NEOSAN pursuant to this Section 2.2 (the "Purchase Price"). Commencing January 1, 2003, the Purchase Price will be increased (but not decreased) effective January 1 of each Calendar Year for purchases made thereafter by an amount equal to [Information omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, and the omitted information has been separately submitted to the Securities and Exchange Commission.] percent ([Information omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, and the omitted information has been separately submitted to the Securities and Exchange Commission.]%) of the prior year's Purchase Price plus Lilly's actual increase in the purchase price of materials incorporated into Product that are purchased from such Third Persons. Notwithstanding the foregoing, in no event will the Purchase Prices be less than Lilly's standard cost of manufacturing Product. The expiration date with respect to all Product purchased by NEOSAN pursuant to this Section 2.2 will be no earlier than [Information omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, and the omitted information has been separately submitted to the Securities and Exchange Commission.] months from the date of shipment from Lilly to NEOSAN. Lilly will have no obligation to manufacture or package Product for NEOSAN in any presentation not set forth in SCHEDULE 1.19. SCHEDULE 2.2B lists Lilly's and its Affiliates' sites where Product will be manufactured (the "Manufacturing Sites"). Lilly may change from which Manufacturing Site it supplies at its sole discretion.

2.3 TERMS OF PAYMENT. NEOSAN agrees to pay all invoices within thirty (30) days from the date of the applicable invoice. All payments to Lilly will be made by Federal Reserve wire transfer to an account designated by Lilly. All payments made under this Manufacturing Agreement will be made in United States currency.

2.4 EXTENSION OF CREDIT. NEOSAN acknowledges that Lilly will establish a credit line for NEOSAN to facilitate its purchases of the Product and that Lilly may periodically review and adjust this credit line as it deems appropriate. In consideration for providing this credit line, NEOSAN agrees to provide Lilly, upon request, the financial information reasonably necessary for Lilly to perform credit reviews; provided, however, that if NEOSAN does not provide such information, or if Lilly's analysis of that information does not meet Lilly's standard credit approval guidelines, then Lilly will have the right to ask for cash in advance of shipment. Lilly also reserves the right to ask for cash in advance of shipment should NEOSAN experience a condition of insolvency, or if notice of intent to terminate has been issued pursuant to Section 8.2 of this Manufacturing Agreement.

2.5 NO EXCUSE. Notwithstanding Section 12.15, NEOSAN will not be excused from or relieved of its obligations to pay the amounts described in this Article 2 by any claimed or actual event of force majeure, commercial or other impracticability or impossibility, or frustration of essential purpose.

                                    ARTICLE 3

                            MANUFACTURING AND QUALITY

3.1 MANUFACTURING. Lilly will manufacture, package, label, test, prepare for shipment and ship Product to NEOSAN and from Lilly's facilities, or the facilities of a Third Person under subcontract with Lilly, at the times and in the quantities set forth by NEOSAN in a purchase order pursuant to Section 4.5, subject, however, to the quantity restrictions set forth in Sections 2.2, 4.1, 4.2 and 4.4. Each shipment of Product:
         (i) will have been
         manufactured in accordance with cGMP in effect at the time of manufacture, (ii) will not be adulterated or misbranded by Lilly within the meaning of the FDCA, (iii) will not have been manufactured, sold or shipped in violation of any Applicable Laws in any material respect, and (iv) upon delivery to NEOSAN, FOB Lilly's loading dock, will convey good title to such Product to NEOSAN and such conveyance will be free and clear of any Encumbrance other than Permitted Encumbrance or any Encumbrances caused by or related to financing provided to aaiPharma Inc. or any of its Affiliates. Lilly will fax a certificate of analysis and/or a certificate of compliance to NEOSAN (at such location designated in the Quality Agreement) no later than five (5) days after NEOSAN's receipt of Product confirming that such Product meets the Specifications then in effect.

3.2 MODIFICATIONS. NEOSAN will inform Lilly in writing as soon as practical of any proposed modification to the Specifications. Lilly will inform NEOSAN in writing of the amount of any additional costs and expenses (including capital expenditures, regulatory and any other costs) Lilly would actually incur due to the modification, and if NEOSAN elects to adopt the modification, NEOSAN will promptly reimburse Lilly for any required capital expenditures, regulatory and other costs associated with the modification and the Purchase Price will be increased to reflect any increase in on-going Product manufacturing costs resulting from such modification (exclusive of any indirect costs associated with capital expenditures actually paid for by NEOSAN). Any assets acquired by Lilly on NEOSAN's behalf pursuant to this Section 3.2 and paid for by NEOSAN will be maintained by Lilly in the normal course of business and, to the extent reasonably severable from Lilly's facility without damage or disruption to such facility, returned to NEOSAN as soon as practicable after the termination or expiration of this Manufacturing Agreement.

                  NEOSAN will also promptly pay for any additional analytical tests or any other additional requirements that are required by the FDA
         (i) resulting from such modifications, or (ii) resulting from a change in any Applicable Law. Lilly will provide NEOSAN a detailed written explanation of such capital expenditures and additional costs. If Lilly is unable or unwilling to comply with a proposed modification or if NEOSAN is unwilling to pay Lilly's costs to implement such modification or the increase in Purchase Price associated therewith, then NEOSAN will withdraw the proposed modification and the Specifications will remain in full force and effect. Lilly will follow the above-described procedure, including the payment of any capital expenditures, regulatory and other costs, if it proposes to modify any Specification. Lilly will not modify any Specification (other than with respect to minor changes to secondary packaging) without NEOSAN's prior written consent, which consent will not be unreasonably withheld. NEOSAN will notify Lilly as soon as practical of any changes to any Specifications or procedures that are required by the FDA or Applicable Law and that could have an impact on Lilly's performance of this Manufacturing Agreement. Any such changes will be deemed (and treated as) modifications proposed by NEOSAN under this Section 3.2; provided, however, that if NEOSAN is not willing to pay for such modification that is required by Applicable Laws as described in this Section 3.2 or Lilly is unable to implement such modification that is required by Applicable Laws after exercising commercially reasonable best efforts, Lilly may terminate this Manufacturing Agreement as of the earlier of
         (i) the date Applicable Laws require the implementation of such modification that is required by Applicable Laws, or (ii) thirty (30) days after written notice from Lilly to NEOSAN. Every proposed modification will be treated separately.

                  In no event will Lilly be required to make (or not to make) a modification that is prohibited (or required) by applicable regulations or regulatory authorities. NEOSAN will have sole responsibility for obtaining any and all necessary regulatory approvals from the FDA for modifications to the Specifications and NDA and for reporting any modifications to the Specifications and the NDA to the FDA as appropriate.

3.3      QUALITY CONTROL AND ASSURANCE; CGMP AUDIT.

                  (a) Quality Control and Assurance. Lilly will manufacture the Product in compliance with the Specifications. Lilly will perform quality control and quality assurance testing on the Product to be delivered to NEOSAN hereunder in accordance with the Specifications, cGMP and the MRD/Quality Agreement.

                  (b) Access to Lilly Facilities by NEOSAN Representatives. Upon no less than thirty (30) days' written notice to Lilly and no more than one (1) time each Calendar Year, Lilly will permit NEOSAN to conduct an Audit of Lilly's facilities during regular business hours for the purpose of making quality control inspections to assure cGMP compliance of the facilities used in the manufacturing, receiving, sampling, analyzing, storing, handling, packaging and shipping of Product, including, but not limited to, in the receipt, storage and issuance of raw materials, labeling and packaging components, and ingredients thereof. Notwithstanding the immediately preceding sentence, in the event of a rejection of Product by NEOSAN pursuant to
         Section 5.3, below, because of a failure to meet Specifications, then NEOSAN will have an additional right to conduct an Audit under the provisions of this Section 3.3(b). Any NEOSAN representatives will be advised of the confidentiality obligations of Article 9, below, and will follow such security and facility access procedures as are reasonably designated by Lilly.

                  Lilly may require that at all times the NEOSAN representatives be accompanied by a Lilly representative and that the NEOSAN representatives not enter areas of the facility used in production of the Product at times other than when the production of Product is occurring to assure protection of Lilly or Third Person confidential information. Lilly will provide NEOSAN with a written response to any written Audit observations provided by NEOSAN within ninety (90) days of Lilly's receipt thereof; provided, however, that Lilly will have no obligation to further act upon such Audit, but will consider the Audit in good faith.

                  (c) Safety Procedures. Lilly will have responsibility for developing, adopting and enforcing safety procedures for the handling and production of Product by Lilly and the handling and disposal of all waste relating thereto. Such responsibilities will terminate as to Product upon delivery thereof to NEOSAN's common carrier.

3.4 RECORDS AND ACCOUNTING BY LILLY. Lilly will, with respect to each lot of Product produced by it hereunder, for the longer of (i) any period required by Applicable Laws, or (ii) a period of one (1) year after the expiry of the expiration dating of such lot, keep accurate records of the manufacture and testing of the Product produced by it hereunder, including, without limitation, all such records which are required under Applicable Laws.

         Access to such records will be made available by Lilly to NEOSAN during normal business hours upon NEOSAN's reasonable written request.

3.5 DEA QUOTA. As soon as commercially reasonable after the Closing Date, Lilly will submit a request to the DEA for a revised DEA Quota for Calendar Year 2002 based on the Initial Forecast submitted by NEOSAN. Thereafter, Lilly's only obligation will be to submit a timely request for a DEA Quota from the DEA for each subsequent Calendar Year based upon the Forecast submitted by NEOSAN on or before January 1 of the Calendar Year preceding the Calendar Year for which the DEA Quota request is submitted (the "Applicable DEA Quota Forecast"). Notwithstanding the foregoing, after the Closing Date Lilly will use the Initial Forecast for purposes of requesting DEA Quota for Calendar Year 2003; provided, however, that in the event the Closing Date occurs after the time that a request was required to be submitted to the DEA for DEA Quota for Calendar Year 2003, Lilly's only obligation for Calendar Year 2003 DEA Quota will be to submit a request to the DEA for a revised DEA Quota for Calendar Year 2003 based on the Initial Forecast. For purposes of submitting a request for DEA Quota, Lilly will submit the request for the lesser of (i) the Purchase Maximum, or
         (ii) one hundred twenty-five percent (125%) of the quantity forecasted in the Initial Forecast or Applicable DEA Quota Forecast, as applicable.

                                    ARTICLE 4

                         PURCHASE OF PRODUCT; FORECASTS

4.1 MINIMUM PURCHASE REQUIREMENTS. Without limiting NEOSAN's purchase obligations described in Section 2.2, above, NEOSAN will purchase from Lilly or a Third Person(s), or any combination thereof, at least [Information omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, and the omitted information has been separately submitted to the Securities and Exchange Commission.] kilograms of Product each Calendar Year (the "Purchase Minimum"). For purposes of this Manufacturing Agreement, the term "kilogram" when used in the context of the weight of Product means the kilograms of either propoxyphene napsylate or propoxyphene hydrochloride, as applicable, contained in the Product. If the initial Calendar Year is less than three hundred sixty-five (365) days, then NEOSAN will only be required to purchase from Lilly or a Third Person(s), or any combination thereof, an amount of Product equal to the product of (a) [Information omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, and the omitted information has been separately submitted to the Securities and Exchange Commission.] base kilograms multiplied by (b) the quotient of the number of days in the initial Calendar Year divided by three hundred sixty-five (365) days.

                  For purpose of determining the date upon which Product is purchased pursuant to the terms of this Manufacturing Agreement, the date of "purchase" of Product means the date upon which Lilly or a Third Person, as applicable, is obligated to deliver such Product to NEOSAN pursuant to this Manufacturing Agreement.

4.2 MAXIMUM PURCHASE AMOUNTS. Notwithstanding Lilly's supply obligations set forth in Sections 2.2 and 4.4, Lilly will not be required to supply NEOSAN with more than [Information omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, and the omitted information has been separately submitted to the Securities and Exchange Commission.] kilograms of Product in any Calendar Quarter or more than [Information omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, and the omitted information has been separately submitted to the Securities and Exchange Commission.] kilograms of Product in any Calendar Year. The maximum quantities set forth in the preceding sentence will be collectively referred to herein as the "Purchase Maximums." If the initial Calendar Quarter is less than three
         (3) full calendar months, then Lilly will only be required to supply an amount of Product in the initial Calendar Quarter equal to the product of (a) [Information omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, and the omitted information has been separately submitted to the Securities and Exchange Commission.] kilograms, multiplied by (b) the quotient of the number of days in the initial Calendar Quarter divided by ninety (90) days. If the initial Calendar Year is less than three hundred sixty-five (365) days, then Lilly will only be required to supply an amount of Product in the initial Calendar Year equal to the product of
         (a) [Information omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, and the omitted information has been separately submitted to the Securities and Exchange Commission.] kilograms, multiplied by (b) the quotient of the number of days in the initial Calendar Year divided by three hundred sixty-five (365) days. Notwithstanding anything in Section 2.2, Section 3.5, this Section 4.2, Section 4.4(a) or any section of this Agreement to the contrary, Lilly will not be required to supply NEOSAN with more than Lilly is permitted to manufacture and sell in accordance with the relevant DEA Quota. Lilly will be deemed not to be in breach of this
         Section 4.2 for failure to supply the Purchase Maximum, failure to supply the quantities required by Section 2.2, or failure to supply the maximum amounts set forth in Section 4.4, below, as a result of the limitations on Lilly's supply obligations set forth in the preceding sentence. In the event NEOSAN requests Product in excess of the Purchase Maximum, Lilly agrees to discuss in good faith supplying NEOSAN with such quantities, but will have no obligation to so provide NEOSAN with such quantities. For purposes of this Manufacturing Agreement, Lilly will be deemed to have "supplied" Product to NEOSAN on the date that Lilly has delivered Product to NEOSAN in accordance with Section 4.7, below.

4.3 PURCHASE OF PRODUCT FROM THIRD PERSONS. If NEOSAN has purchased the Purchase Maximums from Lilly in a Calendar Quarter or Calendar Year, NEOSAN may, but will not be obligated to, request that Lilly provide additional quantities of Product in excess of the Purchase Maximums ("Additional Quantities"). Lilly will in its sole discretion determine whether to supply such Additional Quantities to NEOSAN. If Lilly indicates that it is unable or unwilling to supply to NEOSAN such Additional Quantities or if NEOSAN in its sole discretion does not request such Additional Quantities from Lilly, then NEOSAN will have the right to purchase such Additional Quantities of Product from a Third Person manufacturer; provided, however, that the purchase of Additional Quantities by NEOSAN from a Third Person manufacturer will not relieve NEOSAN of its obligation to satisfy the Purchase Minimum or purchase obligations set forth in Sections 2.2 and 4.4 from Lilly in any subsequent Calendar Quarter or Calendar Year, as applicable, so long as Lilly can supply Product in accordance herewith. If NEOSAN purchases any such Additional Quantities from a Third Person, NEOSAN will maintain, at its cost, all records required to identify the manufacturer of such Product.

4.4      FORECASTS.

                  (a) Upon the Closing Date and on or before the first day of each Calendar Quarter thereafter, NEOSAN will provide to Lilly NEOSAN's estimate of the total quantity of Product to be delivered for the following Calendar Quarter and the succeeding eight (8) Calendar Quarters, broken down into calendar months (the "Forecast"). The initial Forecast is attached hereto as SCHEDULE 4.4 (the "Initial Forecast"), which Initial Forecast may be amended by NEOSAN on or before the Closing Date. All future Forecasts will be in substantially the same form as the Initial Forecast. Subject to

         Sections 2.2 (to the extent NEOSAN's purchase obligation pursuant to Section 2.2 is greater than the purchase obligation described in this
         Section 4.4(a)), 4.1 and 4.2, during each of the first three (3) Calendar Quarters of the Initial Forecast, (i) NEOSAN will be obligated to purchase seventy-five percent (75%) of the quantities of Product forecasted for each of the first three (3) Calendar Quarters in the Initial Forecast, and (ii) Lilly will, subject to Section 4.2, above, be obligated to supply NEOSAN with quantity ordered by NEOSAN unless the quantity exceeds one hundred twenty-five percent (125%) of the quantities of Product forecasted for such first three (3) Calendar Quarters in the Initial Forecast. Thereafter, subject to Sections 2.2 (to the extent NEOSAN's purchase obligation in Section 2.2 is greater than the purchase obligation described in this Section 4.4(a)), 4.1 and 4.2, above, during each Calendar Quarter, NEOSAN will be obligated to purchase seventy-five percent (75%) of the quantities of Product forecasted for such Calendar Quarter in the Forecast in which such Calendar Quarter was the third (3rd) Calendar Quarter of the Forecast, and Lilly will be obligated to supply NEOSAN with quantity ordered by NEOSAN unless the quantity exceeds one hundred twenty-five percent (125%) of the quantities of Product forecasted for such Calendar Quarter in the Forecast in which such Calendar Quarter was the third
         (3rd) Calendar Quarter of the Forecast. Except as otherwise set forth in this Section 4.4 or elsewhere in this Agreement, the Parties agree that the Forecasts will be for general planning purposes only, and will not be binding on Lilly or NEOSAN.

                  (b) Three-Year Forecast. In addition to the Initial Forecast and the Forecasts, NEOSAN will deliver to Lilly on the Closing Date a forecast in months of the quantity of Product NEOSAN expects to receive from Lilly during the term of this Manufacturing Agreement (the "Three-Year Forecast"); provided, however, that for purposes of the Three-Year Forecast only, the forecast for Contract Years two and three included in the Three-Year Forecast need not be broken down into SKUs. The Parties agree that the Three-Year Forecast will be used for planning purposes only and will not be binding on either Party (except to the extent a forecast for a month or quarter is included in the Initial Forecast or a Forecast and is otherwise binding as set forth in
         Section 4.4(a)).

                  (c) Unique and Unused Components or Materials. Reasonable quantities of unique components, or materials that are used in the manufacture of the Product, will be purchased by Lilly in reliance by Lilly on the Initial Forecast and each Forecast. If NEOSAN thereafter requests any change to the quantities previously forecasted for a Calendar Quarter in a Forecast that causes any obsolescence of any such unique components or materials purchased by Lilly, NEOSAN will be responsible to Lilly for the reasonable and direct costs and expenses actually incurred associated with said components or materials (including, but not limited to, any costs related to returning such components or material to the vendor or otherwise disposing thereof).

4.5 PURCHASE ORDERS. NEOSAN will purchase Product solely by written purchase orders, which purchase orders must be consistent with the quantity restrictions set forth in Sections 2.2, 4.1, 4.2 and 4.4, above. Such purchase orders must be for whole lot size quantities of Product as identified in SCHEDULE 4.5A attached hereto. NEOSAN may not order Product such that a lot is split into more than two (2) different package sizes. Each NEOSAN order will be governed by the terms of this Manufacturing Agreement, the Assignment Agreement and the MRD/Quality Agreement, and no terms or conditions of NEOSAN purchase orders, Lilly's acknowledgement forms, or any other forms will be applicable except those specifying quantity ordered (subject to the quantity restrictions), shipment locations and invoice information. NEOSAN will submit each such written purchase order to Lilly at least ninety (90) days in advance of the date specified in each purchase order by which delivery of the Product is required. Each purchase order will include the information listed in SCHEDULE 4.5B attached hereto. Notwithstanding the foregoing, Lilly will use commercially reasonable efforts, but will not be obligated, to meet any request of NEOSAN for delivery of Product in less than ninety (90) days, and further, Lilly will attempt, but will not be obligated, to accommodate any changes requested by NEOSAN in delivery schedules for Product following Lilly's receipt of purchase orders from NEOSAN; provided, however, that Lilly may add to the Purchase Price Lilly's incremental increase in the cost of such Product incurred by Lilly in accommodating NEOSAN's requests pursuant to this sentence. Upon receipt and acceptance of each purchase order by Lilly hereunder, Lilly will supply the Product in such quantities (with any variances permitted hereunder) and will use commercially reasonable efforts to deliver such Product to NEOSAN on the deliver dates specified in such purchase order, unless otherwise mutually agreed to in writing by the Parties. Delivery by Lilly of greater than ninety percent (90%) of the quantity ordered will be accepted by NEOSAN in full satisfaction of the quantity ordered in such purchase order; provided, however, that NEOSAN will only be invoiced and required to pay for the quantities that Lilly actually delivers to NEOSAN, but the full purchase order will be applied to NEOSAN's required minimum purchases.

4.6 TRANSFER OF MANUFACTURING RESPONSIBILITIES. Lilly agrees to provide at no cost to NEOSAN other than the expenses described below, up to one thousand (1,000) hours of assistance per year for each of the first and second Contract Years of this Manufacturing Agreement. NEOSAN agrees to pay Lilly promptly all reasonable travel, room and board expenses incurred by Lilly personnel in providing such assistance. Lilly will invoice NEOSAN on a monthly basis for the expenses incurred during the previous calendar month. NEOSAN will pay such invoices in accordance with Section 2.3, above, except that NEOSAN will not pay such invoices by wire transfer if so instructed by Lilly not to do so. Lilly's obligation pursuant to this Section 4.6 will cease in the event this Manufacturing Agreement is terminated by Lilly pursuant to Sections 8.2 or 8.3. In connection with the technology transfer contemplated in this
         Section 4.6, Lilly will only be required to provide NEOSAN with such documentation as is reasonably necessary to transfer the manufacturing of Product to NEOSAN or a Third Person.

4.7 SHIPMENT OF PRODUCT. Shipment of Product will be to one distribution center as designated by NEOSAN. Lilly will not make direct shipments to final customers. NEOSAN will select and pay the carrier to be used. Product will be shipped FOB Lilly's loading dock, freight class, Class 70 (Class of Commodity for Food and Pharmaceutical Product) or as may otherwise be required pursuant to Applicable Laws. Title and risk of loss or damage to the Product will remain with Lilly to Lilly's loading dock, at which time title to the Product will rest in, and risk of loss or damage to the Product will pass to, NEOSAN FOB Lilly's loading dock. Notwithstanding anything in this Manufacturing Agreement or the Assignment Agreement to the contrary, Lilly will have no obligation to deliver Product to any Person that is not registered to possess the Product with the DEA unless such Person is not required to be registered with the DEA in order to possess such Product, and Lilly will have no liability for withholding delivery of Product to a Person that is not registered to possess the Product with the DEA unless such Person is not required to be registered with the DEA in order to possess the Product.

                                    ARTICLE 5

                       LABELING; TRADE DRESS; NON-PRODUCT

5.1 LABELING, TRADE DRESS AND PACKAGING. The Product will be labeled, prepared and packed for shipment in full compliance with the NDA, and cGMP and in accordance with the MRD/Quality Agreement. NEOSAN, at its expense, will provide Lilly with an electronic graphics file for all new or revised printed packaging components to be used in the manufacture of Product. Such artwork will be implemented as soon as practicable after all applicable regulatory requirements with respect thereto have been met and in accordance with the provisions set forth in the MRD/Quality Agreement. Until NEOSAN's initial packaging and labeling materials have been implemented, Product will continue to be labeled and packaged with the labels and packaging being used by Lilly as of the Closing Date. Lilly hereby grants to NEOSAN, for no additional consideration, a non-exclusive license solely to market, sell and promote the Product delivered by Lilly that contains the labels and packaging being used by Lilly as of the Closing Date. The foregoing license will terminate upon the earlier of NEOSAN'S sale of all of such Product, or on the one (1) year anniversary of the Closing Date. Lilly will have no obligation to re-label or over-label any such Product packaged prior to the implementation of NEOSAN's labels and packaging. The Parties contemplate that NEOSAN's name (or the name of an Affiliate of NEOSAN) will appear as the exclusive distributor of the Product and Lilly's name will appear as the manufacturer of the Product (unless a Third Person manufactures any Product pursuant to Section 4.3, above, in which event such Third Person's name will appear as the manufacturer of the Product). All changes made to NEOSAN's initial labeling will be made in accordance with the procedures and timelines set forth in the MRD. NEOSAN will reimburse Lilly for any costs associated with changing to NEOSAN's initial labeling, trade dress and packaging work provided by Lilly hereunder and for any subsequent packaging and labeling change work required or otherwise requested by NEOSAN hereunder, including without limitation, commercially reasonable costs associated with the destruction of printed components rendered obsolete as a result of the transactions contemplated hereby.

5.2 LOT NUMBERING. Lilly's lot numbers will be affixed on the containers for the Product and on each shipping carton in accordance with Applicable Laws.

5.3      TESTING AND REJECTION OF DELIVERED PRODUCT.

                  (a) Non-Conforming Product. NEOSAN will be entitled, at its cost and expense and using the test methods set forth in the NDA, to test any and all Product delivered to it hereunder to determine whether such Product complies with the Specifications. NEOSAN will use validated methods to test Product. NEOSAN will notify Lilly in writing promptly, and in any event not later than thirty (30) days after delivery thereof if it rejects any Product delivered to it because such Product failed to meet the Specifications. If NEOSAN rejects any such Product it will, at Lilly's request, provide Lilly with the opportunity to conduct its own tests on such rejected Product. Product not rejected within the thirty (30) day period will be deemed accepted and will constitute a waiver of any claims NEOSAN may have against Lilly with respect to payment for such shipment subject, however, to NEOSAN's right to reject any Product for Latent Defects discovered by NEOSAN and promptly reported to Lilly after such stipulated period has expired. Lilly will use commercially reasonable efforts to replace the rejected Product with Product which meets the Specifications within a commercially reasonable time and will deliver such replacement Product, at Lilly's sole cost and expense, to NEOSAN. In addition, Lilly will, at Lilly's sole cost and expense, arrange for all such rejected Product to be picked up promptly and, where applicable, destroyed in accordance with all Applicable Laws. NEOSAN will have no responsibility to Lilly for the Purchase Price of such nonconforming Product but will pay Lilly the Purchase Price for the replacement Product in accordance with
         Section 2.3, above; provided, however,
         that to the extent NEOSAN previously paid for Product it properly rejected in accordance with this Section 5.3(a), NEOSAN will receive a credit against the Purchase Price for replacement Product. Product properly rejected in accordance with this Section 5.3(a) will not be applied to the applicable Purchase Maximums, Purchase Minimums, the purchase obligation set forth in Section 2.2, or the minimum purchase or maximum supply obligations set forth in Section 4.4(a); but replacement Product will be applied to the applicable Purchase Maximums, Purchase Minimums, the purchase obligations set forth in
         Section 2.2, and the minimum purchase or maximum supply obligations set forth in Section 4.4(a).

                  (b) Disputed Product. Notwithstanding subsection (a), above, if NEOSAN and Lilly disagree on whether any Product rejected by NEOSAN pursuant to subsection (a), above, complies with the Specifications or on the methods for or results of testing of any of such rejected Product, an independent laboratory which is acceptable to both Parties will test the Product in dispute ("Disputed Product") using the test methods set forth in the NDA, and any other applicable cGMP test method used by Lilly at the time the Disputed Product was manufactured, which tests will be validated by such laboratory independently. If such laboratory finds that the Disputed Product meets the Specifications, NEOSAN will pay the fees of such laboratory related to such testing and will promptly pay for the Disputed Product. If such laboratory finds that the Disputed Product fails to meet the Specifications, Lilly will pay the fees of such laboratory related to such testing and will promptly replace the Disputed Product in accordance with the preceding subsection (a). Both Parties hereby agree to accept and be bound by the findings of such independent laboratory.

                                    ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF LILLY

         Lilly hereby represents and warrants to NEOSAN that, as of the date hereof:

6.1 ORGANIZATION AND STANDING. Lilly is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana.

6.2 POWER AND AUTHORITY. Lilly has all requisite corporate power and authority to execute, deliver, and perform this Manufacturing Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this Manufacturing Agreement by Lilly does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Lilly's organizational documents, bylaws, or any Applicable Law applicable to Lilly, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Lilly is a party or by which Lilly is bound.

6.3 CORPORATE ACTION; BINDING EFFECT. Lilly has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Manufacturing Agreement and the other instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby. This Manufacturing Agreement has been duly executed and delivered by Lilly and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Lilly will constitute legal, valid, and binding obligations of Lilly enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

6.4 GOVERNMENTAL APPROVAL. Except as set forth in Section 4.14 of the Assignment Agreement, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Manufacturing Agreement, or any agreement or instrument contemplated by this Manufacturing Agreement, by Lilly or the performance by Lilly of its obligations contemplated hereby and thereby.

6.5 BROKERAGE. No broker, finder or similar agent has been employed by or on behalf of Lilly, and no Person with which Lilly has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Manufacturing Agreement or the transactions contemplated hereby.

6.6 LITIGATION. There are no pending or, to Lilly's knowledge as of the Effective Date, threatened judicial, administrative or arbitral Actions or Proceedings pending as of the date hereof against Lilly or its Affiliates in the United States which, either individually or together with any other, will have a material adverse effect on the ability of Lilly to perform its obligations under this Manufacturing Agreement or any agreement or instrument contemplated hereby.

6.7 PRODUCT SPECIFICATIONS. All of the existing Product purchased by NEOSAN pursuant to Section 2.1 above and all Product delivered by Lilly to NEOSAN hereunder: (i) will conform to the Specifications then in effect, (ii) will have been manufactured in accordance with cGMP in effect at the time of manufacture, (iii) will not be adulterated or misbranded by Lilly within the meaning of the FDCA, (iv) will not have been manufactured, sold or shipped in violation of any Applicable Laws in any material respect, and (v) upon delivery to NEOSAN, FOB Lilly's loading dock, will convey good title to such Product to NEOSAN and such conveyance will be free and clear of any Encumbrance other than any Permitted Encumbrance or any Encumbrance caused by or related to financing provided to aaiPharma Inc. or any of its Affiliates.

6.8 NOT DEBARRED. Lilly is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Lilly will immediately notify NEOSAN of such fact.

6.9 APPLICABLE LAWS. Lilly will comply with all Applicable Laws relating to its manufacture of the Product.

6.10     IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 6 AND
         ARTICLE 4 OF THE ASSIGNMENT AGREEMENT, LILLY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NONINFRINGEMENT. Without limiting the foregoing, NEOSAN acknowledges that it has not and is not relying upon any implied warranty of merchantability, fitness for a particular purpose, noninfringement, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise) or the likelihood of commercial success of the Product after the date of this Manufacturing Agreement.

                                    ARTICLE 7

                    REPRESENTATIONS AND WARRANTIES OF NEOSAN

         NEOSAN represents and warrants to Lilly that, as of the date hereof:

7.1 ORGANIZATION AND STANDING. NEOSAN is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

7.2 POWER AND AUTHORITY. NEOSAN has all requisite corporate power and authority to execute, deliver, and perform this Manufacturing Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this Manufacturing Agreement by NEOSAN does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of NEOSAN's organizational documents, bylaws, or any Applicable Law applicable to NEOSAN, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which NEOSAN is a party or by which NEOSAN is bound.

7.3 CORPORATE ACTION; BINDING EFFECT. NEOSAN has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Manufacturing Agreement and the other instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby. This Manufacturing Agreement has been duly executed and delivered by NEOSAN and constitutes, and the other instruments contemplated hereby when duly executed and delivered by NEOSAN will constitute legal, valid, and binding obligations of NEOSAN enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

7.4 GOVERNMENTAL APPROVAL. Except as set forth in Section 5.4 of the Assignment Agreement, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Manufacturing Agreement, or any agreement or instrument contemplated by this Manufacturing Agreement, by NEOSAN or the performance by NEOSAN of its obligations contemplated hereby and thereby.

7.5 BROKERAGE. No broker, finder or similar agent has been employed by or on behalf of NEOSAN, and no Person with which NEOSAN has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Manufacturing Agreement or the transactions contemplated hereby.

7.6 LITIGATION. There are no pending or, to NEOSAN's knowledge as of the Effective Date, threatened judicial, administrative or arbitral Actions or Proceedings pending as of the date hereof against NEOSAN which, either individually or together with any other, will have a material adverse effect on the ability of NEOSAN to perform its obligations under this Manufacturing Agreement or any agreement or instrument contemplated hereby.

7.7 NOT DEBARRED. NEOSAN is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, NEOSAN will immediately notify Lilly of such fact.

7.8 APPLICABLE LAWS. NEOSAN will comply with Applicable Laws relating to its distributing, marketing, promoting and selling of the Product.


                                    ARTICLE 8

                  TERM OF MANUFACTURING AGREEMENT; TERMINATION

8.1 TERM OF MANUFACTURING AGREEMENT. Unless sooner terminated in accordance with this Article 8 or any other provision of this Manufacturing Agreement, this Manufacturing Agreement will take effect and commence on the Closing Date and continue in effect for a term that will expire on December 31, 2004.

8.2 TERMINATION. In addition to termination by expiration under Section 8.1, above, Lilly's rights to terminate pursuant to Section 8.3, below, and as otherwise set forth in this Manufacturing Agreement, each Party will have the right to terminate this Manufacturing Agreement as follows:

                  (a) Either Party may terminate this Manufacturing Agreement because of a material breach or material default of this Manufacturing Agreement by the other Party as follows: The terminating Party will give the other Party prior written notice thereof, specifying in reasonable detail the alleged material breach or material default, and if such alleged material breach or material default continues unremedied for a period of thirty (30) days with respect to monetary breaches or defaults or ninety (90) days with respect to non-monetary breaches or defaults after the date of receipt of the notification or, if the non-monetary material breach or material default reasonably cannot be corrected or remedied within ninety (90) days, then if (i) the defaulting Party has not commenced remedying said material breach or material default with said ninety (90) days and be diligently pursuing completion of same, and (ii) said material breach or material default has not been corrected or remedied within one-hundred twenty (120) days, then such terminating Party may immediately terminate this Agreement by again providing written notification to the defaulting Party. Except as otherwise limited pursuant to Section 11.2 of this Manufacturing Agreement and 11.7 of the Assignment Agreement, this Section 8.2(a) will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any breach or default hereunder on the part of the other Party.

                  (b) Either Party may immediately terminate this Manufacturing Agreement by providing written notice to the other Party if the other Party (or, in the case of NeoSan, an Affiliate of NEOSAN) is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party (or, in the case of NeoSan, an Affiliate of NEOSAN), or an involuntary petition for relief under the United States Bankruptcy Code is filed in a court of competent jurisdiction against the other Party (or, in the case of NeoSan, an Affiliate of NEOSAN) which is not dismissed within thirty (30) days of its filing, or the other Party (or, in the case of NEOSAN, an Affiliate of NEOSAN) makes or executes any assignment for the benefit of creditors.

8.3      TERMINATION BY LILLY.

                  In addition to Lilly's rights to terminate pursuant to Section 8.2, Lilly will have the following termination rights:

                  (a) Purchase Minimums. If in any Calendar Year NEOSAN fails to satisfy the Purchase Minimum, then Lilly may terminate this Manufacturing Agreement in its entirety upon sixty (60) days prior written notice to NEOSAN.

                  (b) Termination of the Assignment Agreement. Lilly may terminate this Manufacturing Agreement immediately upon any termination of the Assignment Agreement other than a termination of the Assignment Agreement as a result of NEOSAN's exercise of its rights to terminate the Assignment Agreement under Section 9.1 thereof.

8.4 EFFECT OF TERMINATION. Upon termination of this Manufacturing Agreement for any reason (whether due to breach of either Party or otherwise), Lilly will furnish to NEOSAN a complete inventory of all work in progress for the manufacture of the Product and an inventory of all finished Product. Unless otherwise agreed to between the Parties, all stock on hand as of the effective date of termination of this Manufacturing Agreement will be dealt with promptly as follows:

                  (a) Product manufactured and packaged pursuant to purchase orders from NEOSAN and accepted by Lilly will be delivered by Lilly to NEOSAN, whereupon NEOSAN will pay Lilly therefor in accordance with the terms hereof;

                  (b) Work in progress commenced by Lilly against accepted purchase orders from NEOSAN or work in progress or finished Product commenced or finished in reliance on the quantity of Product forecasted for the current Calendar Quarter in the Forecast delivered to Lilly on or before the first day of the previous Calendar Quarter will be completed by Lilly and delivered to NEOSAN, whereupon NEOSAN will pay Lilly therefor in accordance with the terms hereof; and

                  (c) NEOSAN will reimburse Lilly for Lilly's actual cost of raw materials (including packaging components) dedicated for use in the manufacture of Product provided that Lilly purchased such raw materials in support of the then current Forecast and such raw materials cannot be returned by Lilly or used in other products manufactured by Lilly. At NEOSAN's option and expense, Lilly will deliver to NEOSAN any raw materials paid for by NEOSAN under this provision, FOB point of shipment.

                  Notwithstanding Section 2.3, but subject to Section 2.4, payment for all Product and other materials delivered to NEOSAN pursuant to this Section 8.4 will be deemed payable upon receipt of an invoice evidencing delivery of such Product and materials to NEOSAN.

                  In addition to the foregoing, upon the termination of this Manufacturing Agreement, Lilly will have no obligation to ensure that NEOSAN has DEA Quota sufficient to satisfy NEOSAN's needs for Product after the termination of this Manufacturing Agreement; provided, however, that after the termination of this Manufacturing Agreement Lilly will abandon any DEA Quota to the DEA which it previously requested from the DEA for purposes of manufacturing Product pursuant to this Manufacturing Agreement as soon as is commercially practicable after receipt of a written request from NEOSAN to do so.

8.5 CONTINUING OBLIGATIONS. Termination of this Manufacturing Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto or any antecedent breach of the provisions of this Manufacturing Agreement, and, subject to Section 11.2 of this Manufacturing Agreement and Section 11.7 of the Assignment Agreement, will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Manufacturing Agreement. Without limiting the generality of the foregoing and in addition to the foregoing, no termination of this Manufacturing Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations of the Parties hereto under Articles 6, 7, 9, 11 and 12 hereof and Sections 2.3, 3.4, 8.4, 8.5, 8.7, 10.2, 10.3 and 10.6(a) hereof, and such obligations will survive any such termination.

8.6      NON-EXCLUSIVE REMEDIES. Except as otherwise limited pursuant to Section
         11.2 of this Manufacturing Agreement and Section 11.7 of the Assignment Agreement, the remedies set forth in this Section 8 or elsewhere in this Manufacturing Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Manufacturing Agreement.

8.7 NEOSAN'S SUPPLY TO LILLY. At Lilly's option, upon expiration or termination of this Manufacturing Agreement, NeoSan will supply to Lilly and its Affiliates, Lilly's and its Affiliates' requirements (subject to NEOSAN's capacity constraints) for products that include propoxyphene for sale by Lilly and its Affiliates outside of the United States at prices no greater than the Purchase Prices charged by Lilly (including the price adjustment mechanism for the Purchase Prices) under this Manufacturing Agreement; provided, however, that the Parties can otherwise agree on other commercially reasonable terms. The Parties agree to negotiate in good faith a supply agreement memorializing the terms of such supply arrangement.

8.8 EMERGENCY SUPPLY. Subject to the conditions set forth in this Section 8.8, NeoSan may elect, by written notice provided to Lilly on or before January 1, 2004, to have Lilly extend the term of this Agreement for an additional six (6) month period beyond the termination date set forth in Section 8.1, above. If NeoSan exercises this election, the terms and conditions of this Agreement shall remain in full force and effect until June 30, 2005, except that Lilly will use commercially reasonable efforts to supply NeoSan with a calendar year's supply of Product during the extension period; provided, however, that Lilly will not be required to supply NeoSan with more than [Information omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, and the omitted information has been separately submitted to the Securities and Exchange Commission.] kilograms and Lilly's maximum obligations set forth in Section 4.4(a); provided further, however, that NeoSan agrees to purchase a minimum of [Information omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, and the omitted information has been separately submitted to the Securities and Exchange Commission.] kilograms of Product during such extension period. NeoSan will have the right to exercise the election set forth in this Section 8.8 if, and only if, (i) to the extent this Agreement has not been (or will not be during the extension term) terminated by Lilly pursuant to Sections 8.2 or 8.3, above, (ii) NeoSan has used its best efforts to either manufacture for itself or find a Third Party manufacturer to assume manufacturing responsibility for

         Product as of December 31, 2004, and (iii) NeoSan pays to Lilly within five (5) days of NeoSan's delivery of its election to extend the Manufacturing Agreement pursuant to this Section 8.8 the sum of four million United States dollars ($4,000,000) by Federal Reserve electronic wire transfer in immediate available funds to an account designated by Lilly, which amount will be in addition to the amounts payable by NeoSan for purchased Product. Notwithstanding anything in this Agreement to the contrary, in no event will Lilly have any obligation to manufacture Product for sale to NeoSan after June 30, 2005.

                                    ARTICLE 9

                                 CONFIDENTIALITY

         Confidentiality of information will be provided under and pursuant to, and in accordance with the terms of, Article 8 of the Assignment Agreement, which terms of such Article 8 are by this reference incorporated herein and made a part of this Manufacturing Agreement, and all of which for purposes of this Manufacturing Agreement will survive any termination or expiration of the Assignment Agreement.

                                   ARTICLE 10

               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

10.1 SUPPLY TEAM. To facilitate an orderly transition of the Activities from Lilly to NEOSAN, the Parties will form a team (the "Supply Team") to oversee the activities contemplated by this Manufacturing Agreement. The Supply Team will be comprised of members appointed by Lilly and members appointed by NEOSAN. NEOSAN and Lilly will each appoint one of its members as that Party's lead and that individual will be the contact person for the other Party. During the first ninety (90) days after the Closing Date, the Supply Team may meet as reasonably needed and determined by the Supply Team as reasonably appropriate to conduct business and assure a smooth transition.

10.2 COMPLIANCE WITH LAW. Lilly will comply with all Applicable Laws relating to its manufacturing of the Product. NEOSAN will comply with all Applicable Laws relating to its distributing, marketing, promoting and selling of the Product. NEOSAN agrees and acknowledges that as owner of the NDA it will have sole responsibility for, among other things, adverse event reporting, product quality complaints, label maintenance, other regulatory reporting obligations, payment of any and all product establishment fees, and medical and technical inquiries. Lilly and NEOSAN each will keep all records and reports required to be kept by Applicable Laws, and each will make its facilities available at reasonable times during regular business hours for inspection by representatives of governmental agencies. Lilly and NEOSAN each will notify the other within twenty-four (24) hours of receipt of any notice or any other indication whatsoever of any FDA, DEA or other governmental agency inspection, investigation or other inquiry, or other notice or communication of any type from a governmental agency, involving the manufacturing, selling, marketing, promoting, co-promoting and co-marketing of the Product in the United States. NEOSAN and Lilly will cooperate with each other during any such inspection, investigation or other inquiry including allowing upon reasonable request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents. NEOSAN and Lilly will discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each will give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, Lilly will be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and NEOSAN will be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.

10.3 RECALL. Lilly and NEOSAN will each maintain such traceability records as may be necessary to permit a recall or field correction of the Product. If Lilly or NEOSAN is required or requested by any governmental authority, or if NEOSAN in its sole discretion otherwise elects, to recall any Product for any reason, NEOSAN will be responsible for initiating such recall after appropriate consultation with Lilly. If Lilly determines a recall may be necessary, then Lilly will notify NEOSAN within twenty-four (24) hours in writing and by telephone to NEOSAN's Vice President of Regulatory Affairs, whereupon NEOSAN will decide whether or not a recall is appropriate. Both Parties will cooperate fully with one another in connection with any recall. If Product distributed prior to the Closing Date is recalled, then Lilly will bear all costs associated with such recall. If any recall of Product distributed on or after the Closing Date is due to Lilly Error, Lilly will reimburse NEOSAN for (i) the Purchase Price(s) paid by NEOSAN for such recalled Product, and (ii) all of NEOSAN's other reasonable direct costs and expenses actually incurred by NEOSAN in connection with the recall including, but not limited to, direct costs of retrieving Product already delivered to customers and direct costs and expenses NEOSAN is required to pay for notification, shipping and handling charges; provided, however, that for each such recall (a) NEOSAN will in good faith consult with Lilly and, to the extent commercially reasonable, implement Lilly's recommendations on whether or how best to conduct the recall including, without limitation, the recall notification and retrieval of Product, (b) prior to any reimbursement hereunder, NEOSAN will provide Lilly with detailed supporting documentation of all costs and expenses for which reimbursement is being sought, and (c) notwithstanding Section 11.2, in no event will the direct costs and expenses described in (iii), above, include NEOSAN's lost profits associated with such Product. If a recall of Product distributed after the Closing Date is due to anything other than Lilly Error, NEOSAN will remain responsible for the Purchase Price(s) for such Product and will reimburse Lilly for all of the reasonable direct costs and expenses described above actually incurred by Lilly (if any) in connection with such recall including, but not limited to, administration of the recall and such other reasonable direct costs as may be reasonably related to the recall.

10.4 EXPENSES. Lilly and NEOSAN will each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Manufacturing Agreement and, except as set forth in this Manufacturing Agreement, the performance of the obligations contemplated hereby.

10.5 REASONABLE EFFORTS. Lilly and NEOSAN each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Manufacturing Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental or Regulatory Authorities and other Persons (including, without limitation, all applicable drug listing and NDA notifications to the FDA and DEA identifying NEOSAN as a distributor of the Product); provided, however, that no Party will be required to (i) pay money (other than as expressly required pursuant to this Manufacturing Agreement or as implicitly required in order for a Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Manufacturing Agreement.

                 In addition, NEOSAN hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to begin manufacturing Product as of the expiration of this Manufacturing Agreement including such actions as may be reasonably necessary to obtain approvals and consents of governmental Persons and other Persons (including, without limitation, all applicable drug listing and NDA notifications to the FDA and DEA identifying NEOSAN as a manufacturer of the Product).

10.6     COOPERATION.

                  (a) Cooperation with Third Persons. If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any Third Person, including the FDA and DEA, relating in any way to the manufacturing, selling, marketing, promoting, co-marketing or co-promoting the Product in the United States, the other Party will cooperate in all reasonable respects with such Party in connection therewith, including using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee will be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed twenty-four (24) hours (e.g., three (3) eight (8) -hour business days) and provided that neither Party is required to disclose any legally privileged documents or information to the other Party. Thereafter, any such employee will be made available for such time and upon such terms and conditions (including compensation) as the Parties may mutually agree.

                  (b) Cooperation with Third Person Manufacturer. If Lilly enters into an arrangement with a Third Person to manufacture Product for NEOSAN in accordance herewith, or if Lilly elects to transfer any portion of the manufacture of Product from one Lilly facility to another Lilly facility, then NEOSAN will cooperate in all reasonable respects with Lilly and such Third Person, if applicable, in obtaining any required FDA approvals. Lilly will reimburse NEOSAN for any reasonable direct costs incurred by NEOSAN in providing such assistance.

 10.7 CONFLICTING RIGHTS. Neither Party will grant any right to any Third Person which would violate the terms of or conflict with the rights granted by such Party to the other Party pursuant to this Manufacturing Agreement.

10.8 DEEMED BREACH OF COVENANT. Neither Lilly nor NEOSAN will be deemed to be in breach of this Manufacturing Agreement if such Party's deemed breach is the result of any action or inaction on the part of the other Party.

                                   ARTICLE 11

                           INDEMNIFICATION; INSURANCE

11.1 INDEMNIFICATION AND INSURANCE. Indemnification and insurance coverage will be provided under and pursuant to and in accordance with the terms of Article 11 of the Assignment Agreement, which terms of such Article 11 are by this reference incorporated in and made a part of this Manufacturing Agreement, and all of which for purposes of this Manufacturing Agreement will survive any termination or expiration of the Assignment Agreement.

11.2 LIMITATION OF LIABILITY. Except for (i) the costs of recall enumerated in Section 10.3 of this Manufacturing Agreement to the extent such costs constitute indirect, special, incidental, consequential or punitive damages, AND (ii) WITH RESPECT TO DAMAGES INCURRED BY THIRD PERSONS FOR WHICH A PARTY HERETO OTHERWISE HAS AN INDEMNIFICATION OBLIGATION PURSUANT TO SECTIONS 11.1 OR 11.2 OF THE ASSIGNMENT AGREEMENT OR SECTION 11.1 OF THIS MANUFACTURING AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING A PARTY'S OR ITS AFFILIATES' OWN NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY'S OR A PARTY'S AFFILIATES' EMPLOYEES, AGENTS OR CONTRACTORS)), ARISING OUT OF THIS MANUFACTURING AGREEMENT OR THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, ANY OBLIGATIONS SET FORTH HEREIN. NOTWITHSTANDING THE FOREGOING, A PARTY'S AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS MANUFACTURING AGREEMENT AND THE ASSIGNMENT AGREEMENT WITH RESPECT TO ALL INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES INCURRED BY THIRD PARTIES FOR WHICH SUCH PARTY HERETO OTHERWISE HAS AN INDEMNIFICATION OBLIGATION PURSUANT TO SECTIONS 11.1 AND 11.2 OF THE ASSIGNMENT AGREEMENT OR SECTION 11.1 OF THIS MANUFACTURING AGREEMENT WILL BE LIMITED TO FIVE MILLION US DOLLARS ($5,000,000).

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

12.1 SUCCESSORS AND ASSIGNS. This Manufacturing Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither Lilly nor NEOSAN may assign this Manufacturing Agreement or any portion thereof without the prior written consent of the other, which consent may not be unreasonably withheld or delayed, except that no prior written consent will be required if Lilly or NEOSAN assigns any or all of its rights hereunder to one of its Affiliates. No assignment of this Manufacturing Agreement or any portion of any rights hereunder will relieve the assigning Party of any of its obligations or liability hereunder. For purposes of this Section 12.1, NEOSAN's granting of a security interest in substantially all of the assets of NEOSAN to a financial institution providing financing to NEOSAN will not be deemed to be an assignment of this Manufacturing Agreement.

12.2 SUBCONTRACTING. Neither Party may subcontract any or all of its rights or obligations under this Manufacturing Agreement to any subcontractor or consultant without prior written consent of the other Party, which shall not unreasonably be withheld; provided, however, that either Party may subcontract any or all of its rights or obligations under this Manufacturing Agreement to any of its Affiliates without the consent of the other Party. Subject to the preceding sentence, the subcontracting Party will be fully responsible to the other Party for any portion of the services performed by the subcontractor or consultant to the same extent as if such portion of the services was performed directly by the subcontracting Party.

12.3 NOTICES. Unless otherwise stated in this Manufacturing Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, courier, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth business day following the date of post mark in the case of delivery by mail) as follows:

         If to Lilly, as follows:

                  Eli Lilly and Company
                  Lilly Corporate Center
                  Indianapolis, Indiana 46285
                  Facsimile: (317) 433-3000

                  Attn:  President, Internal Medicines Product Team

         With a copy to:

                  Eli Lilly and Company
                  Lilly Corporate Center
                  Indianapolis, Indiana 46285
                  Facsimile:  (317) 433-3000
                  Attn:  General Counsel

         If to NEOSAN, as follows:

                  NeoSan Pharmaceuticals Inc.
                  2320 Scientific Park Drive
                  Wilmington, North Carolina 28405
                  Facsimile:  (910) 815-2387
                  Attn:  Mr. David Hurley, President

         With a copy to:

                  aaiPharma Inc.
                  2320 Scientific Park Drive
                  Wilmington, North Carolina 28405
                  Facsimile:  (910 )815-2340
                  Attn:  Gregory S. Bentley, General Counsel
                  Attn:  Dr. Philip Tabbiner, President

or in any case to such other address or addresses as hereafter will be furnished in a written notice as provided in this Section 12.3 by any Party hereto to the other Party.

12.4 WAIVER. Any term or provision of this Manufacturing Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Lilly or NEOSAN in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Lilly or NEOSAN of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12.5 ENTIRE AGREEMENT. This Manufacturing Agreement, the Assignment Agreement, each of their appendices, exhibits, schedules and certificates, and all documents and certificates delivered in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

12.6 AMENDMENT. This Manufacturing Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties.

12.7 COUNTERPARTS. This Manufacturing Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

12.8 GOVERNING LAW. This Manufacturing Agreement will be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules that may direct the application of the law of another state.

12.9 CAPTIONS. All section titles or captions contained in this Manufacturing Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Manufacturing Agreement are for convenience only, will not be deemed a part of this Manufacturing Agreement and will not affect the meaning or interpretation of this Manufacturing Agreement.

12.10 NO THIRD PERSON RIGHTS. No provision of this Manufacturing Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Manufacturing Agreement (except for the rights of a Party's Affiliates and its and its Affiliates' directors, officers and employees to receive indemnification from the other Party hereunder).

12.11 CONSTRUCTION. This Manufacturing Agreement will be deemed to have been drafted by both Lilly and NEOSAN and will not be construed against either Party as the draftsperson hereof. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (e) the term "including" or "includes" means "including without limitation" or "includes without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

12.12 APPENDICES, EXHIBITS, SCHEDULES AND CERTIFICATES. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Manufacturing Agreement.

12.13 NO JOINT VENTURE. Nothing contained herein will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Manufacturing Agreement to bind the other Party in any manner whatsoever.

12.14 SEVERABILITY. If any provision of this Manufacturing Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Manufacturing Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

12.15 FORCE MAJEURE. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other similar or dissimilar cause, in each case to the extent beyond its control despite its commercially reasonable best efforts to avoid, minimize, and resolve such cause as promptly as possible, said Party will (a) provide written notice of same to the other Party, and (b) subject to its following obligations with respect to said Party's efforts to remove the disability and Section 2.5, its obligations that are prevented from compliance by such force majeure are suspended, without liability, during such period of force majeure. Said notice will be provided within five (5) business days of the occurrence of such event and will identify the requirements of this Manufacturing Agreement or such of its obligations as may be affected. If any raw materials, facility systems or capacity is used for both the affected Product and any other product or purposes, any necessary allocation will be made as between Lilly's needs (including those of any Affiliate of Lilly), NEOSAN's needs and the needs of any other Party to whom Lilly has firm contractual obligations on a basis no less favorable than pro rata on a volume basis. The Party prevented from performing hereunder will use commercially reasonably best efforts to remove such disability as promptly as possible and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party's nonperformance. If the period of any previous actual nonperformance of Lilly because of Lilly force majeure conditions plus the anticipated future period of Lilly nonperformance because of such conditions will exceed an aggregate of one hundred twenty (120) days within any one year period, NEOSAN may terminate this Manufacturing Agreement by prior written notice to Lilly. If the period of any previous actual nonperformance of NEOSAN because of NEOSAN force majeure conditions plus the anticipated future period of NEOSAN nonperformance because of such conditions will exceed an aggregate of one hundred twenty (120) days within any one year period, Lilly may terminate this

         Manufacturing Agreement by prior written notice to NEOSAN. When such circumstances as those contemplated herein arise, the Parties will discuss in good faith, what, if any, modification of the terms set forth herein may be required in order to arrive at an equitable solution.

        IN WITNESS WHEREOF, the Parties hereto have executed this Manufacturing Agreement as of the date first above written.

                             ELI LILLY AND COMPANY

                             By: /s/ John C. Lechleiter
                                --------------------------------------------
                             Printed Name: John C. Lechleiter
                             Title: Executive Vice President



                             NEOSAN PHARMACEUTICALS INC.

                             By: /s/ Philip Tabbiner
                                --------------------------------------------
                             Printed Name: Philip Tabbiner
                             Title: President